Exhibit 99.4

Strategic Cooperation Framework Agreement

Party A: Baide (Suzhou) Medical Co., Ltd. (hereafter referred to as “Party A”)

Party B: Nanjing Huitong Medical Technology Co., Ltd. (hereafter referred to as “Party B”)

In order to better achieve the cooperative target, based on mutual trust and the strategic consideration for the long-term development of both parties, Party A and Party B decide to develop cooperation in terms of research and development of medical devices, research, registration and clinical practice, etc. before launch of the products. By virtue of excellent corporate philosophy and professionalism and on the basis of cooperative spirits of “mutual benefits, long-lasting spirit, high efficiency and high quality”, both parties would like to become strategic partners in in-depth cooperation. Now, after friendly negotiation, both parties come to consensus as follows.

1.0 Cooperation Guiding Principle

1.1 Cooperation purpose

The purpose for cooperation between Party A and Party B is to build win-win and sustainable strategic partnership of cooperation through close cooperation.

1.2 Cooperative Target

The strategic cooperation is aimed to assist Party A in providing research and development of the medical devices and other service contents such as research, registration and clinical practice before launch of the products, speed up product registration progress and ensure project quality so as to better achieve the cooperative target.

1.3 Cooperation Content

1.3.1 Both parties are the exclusive partner of each other within 5 years. Neither party can cooperate with other companies in research and development of medical devices, research, registration and clinical practice, etc. before launch of the product in cooperation within these 5 years; however, Party A has the right to choose whether to perform the contract according to project progress or market condition of the product; if Party A chooses to terminate the contract, Party B shall return the amount that has been paid by Party A, after deducting the expenses corresponding to the workload that has been completed by Party B according to the agreement.

1.3.2 Party B will provide Party A with registration evaluation and cooperative research and development of medical devices and research of each projects, registration and clinical practice before launch of the products and other services; as of the date of signing the agreement, Party A shall pay advance payment of 3 million yuan for each project within 1 month, for a total of 12 million yuan (in words: twelve million yuan) for the 4 projects. Party A plans to entrust the whole registration, clinical evaluation, and clinical test service of the current stage to Party B. Based on the objective of strategic cooperation, for service items provided to Party A, Party B will give a discount of 15% in the service fees. The total amount for various kinds of service contracts this time totals 63,048,807 yuan, and the preferential price is 63 million yuan (in words: Sixty-three million yuan). The cooperative projects and service contents are shown in the annexes in detail.

1: Service content for framework agreement and preferential price. After the service contract for the specific projects is signed, Party A will inform the specific start-up time in writing. When each project needs to be started, Party A shall inform Party B in writing, every time a project is initiated, 3 million yuan will be deducted from the deposit. Hereafter, payment will be paid for each project according to the progress. Now, it is planned to start up service in S/N 1 to 4 during January and February 2021, start up service in S/N 5 in March 2021, start up service in S/N 6 during April, May and June in 2021 and start up service in S/N 7 during June, July and August in 2021; the specific start-up time is subject to the written notice of Party A. Annexes 2.1 to 2.7 correspond to the details of quotation for various kinds of service in S/N 1 to 7.

1.3.3 The signing of the agreement means that Party A and Party B already have psychological anticipation for the cooperation content and process of specific projects. Party A and Party B promise that they will finally define the details of cooperation within a time period without affecting the overall project progress.

1.4 Term of Cooperation

Both parties will cooperate from the date of signing of the agreement to the completion of the project, unless it is necessary to terminate the cooperation according to the laws or agreement.

2.0. Rights and Obligations of Both Parties

Both parties are required to strive together to achieve the anticipated effect during the strategic cooperation, so the rights and obligations of both parties are stipulated as follows:

2.1 Rights of Party A and Party B

(1) Party A or Party B has the right to require each other to provide services as agreed;

(2) Party A has the right to query Party B for the project progress;

(3) Party B has the right to ask Party A for providing technical support;

2.2 Obligations of Party A and Party B

(1) Party A and Party B are obliged to perform the agreement as scheduled;

(2) Party A is obliged to provide Party B with technical support;

(3) Party B is obliged to advance final determination of the details for specific registration plan of Party A’s products as planned;

(4) Party B is obliged to keep the technological and trade secrets and other confidential data provided by Party A confidential according to the confidentiality agreement.

3.0 Force Majeure

In the event of force majeure events that seriously hinder one party to perform the obligations in the agreement, or the contract purpose cannot be achieved completely or on time due to such force majeure events, within 20 workdays, the party shall inform the other party of the degree to which performance of the contractual obligations is affected in whole or in part without delay and issue relevant certifications. The party affected by force majeure shall take all measures to reduce the losses to the minimum.

4.2 Representation and Guarantee

Party A represents and guarantees to Party B that:

Party A is a company legally established and existing in force;

The operation and cooperation scope of Party A complies with relevant laws and regulations and the operation qualification stipulated by the state.

Party B represents and guarantees to Party A that:

Party B is a company legally established and existing in force;

The operation and cooperation scope of Party B complies with relevant laws and regulations and the operation qualification stipulated by the state.

5.0 Confidentiality Provisions

Neither party can disclose any matters related to the content of the agreement and all the technologies, products and designs, etc. to any third party in any form without the written content of the other party. The confidentiality provisions survive the termination of cooperation between both parties. As long as the confidential information has not been disclosed yet, both parties shall continue bearing confidentiality obligations.

6.0 Other Matters

The cooperation agreement will take into effect as of the date when both parties sign and seal on it. The agreement will be made in duplicate, with Party A holding one copy, and Party B holding one copy. The 2 copies have equal legal effect.

7.0 Dispute Resolution

All the disputes arising from implementation of the agreement or relevant to the agreement shall be resolved by both parties through friendly negotiation. If no agreement can be reached via negotiation, either party can file a suit to the court at Party A’s site to resolve the dispute through legal proceedings.

Party A: Baide (Suzhou) Medical Co., Ltd. Signature of Legal Person or Authorized Representative: Date of Signing: December 8, 2020	Party B: Nanjing Huitong Medical Technology Co., Ltd. Signature of Legal Person or Authorized Representative: Date of Signing: December 8, 2020

Baide (Suzhou) Medical Co., Ltd. (Sealed)

Nanjing Huitong Medical Technology Co., Ltd. (Sealed)

Annex 1: Service Content for Framework Agreement and Preferential Price

S/N	Subject of Declaration	Declared product	Declaration type	Anticipated Scope of Application	Preferential Price
1	Baide (Suzhou)	Ablatograph 5A/D/E	First registration of domestic III class	MMicrowave coagulation (tumor of liver and thyroid)	360,720
2	Baide (Suzhou)	Ablatograph 5A/D/E	Clinical evaluation	MMicrowave coagulation (tumor of liver and thyroid)	473,967
3	Baide (Suzhou)	Ablation Needle	First registration of domestic III class/ Clinical evaluation (Share a evaluation report with S/N 2)	MMicrowave coagulation (tumor of liver and thyroid)	335,244
4	Baide (Suzhou)	Ablatograph 5A/D/E +Supporting Ablation Needle	Clinical test	Benign pulmonary nodule	17,668,548
5	Baide (Suzhou)	Ablatograph 5A/D/E + Supporting Ablation Needle	Clinical test	Myoma of uterus	12,901,590
6	Baide (Suzhou)	Ablatograph 5A/D/E + Supporting Ablation Needle	Clinical test	Bone tumour (spine)	18,303,042
7	Baide (Suzhou)	Ablatograph 5A/D/E + Supporting Ablation Needle	Clinical test	Varicosity	13,005,696
				Total Price	63,048,807

Annex 2.1

S/N	Item	Assignment of responsibility		Time	Fees	Remark
		Client	Huitong Medical	(Workday)	Unit (Yuan)
0	Content	&xutri;	▲		648
1	Application form for registration	&xutri;	▲		648
2	Copies of business license	▲	&xutri;		0
3	Basic list of safety and effectiveness of medical devices	&xutri;	▲		9072
4	Comprehensive data	&xutri;	▲		23328
5	Research data	▲	&xutri;		23328
	Verification data of product validity period	▲	&xutri;		1944
	Packaging integrity verification data	▲	&xutri;		1944
	Software technical documentation	▲	&xutri;		1944
	Biological evaluation data	/	/		0
6	Manufacturing information	▲	&xutri;		2592
7	Clinical evaluation data	/	/		0
8	Security risk analysis data	▲	&xutri;		10368
9	Product technical requirements	&xutri;	▲	20	14256
	Declaration of consistency	&xutri;	▲		648
10	Registration inspection	&xutri;	▲	100	91800
	Typical model testing instructions	/	/		3240
11	Product instruction and label	▲	&xutri;		7776
12	Declaration of compliance with the basis for classifying medical devices	&xutri;	▲		648
	Declaration of compliance with Administrative Measures for Medical Device Registration and related regulations	&xutri;	▲		648
	Declaration of compliance with national and industrial standards in force	&xutri;	▲		648
	Declaration of self-guarantee for the authenticity of the data submitted	&xutri;	▲		648
13	Registration and declaration	&xutri;	▲	15	7776
14	Technical review	&xutri;	▲	90	85536
15	Review of supplementary information	&xutri;	▲	60	48600
16	Administrative examination and approval	&xutri;	▲	20	19440
17	Accreditation	&xutri;	▲	10	6480
18	Project management	&xutri;	▲	10%	36396
Total				315	400356	Tax-exclusive
					424377	Tax-inclusive: tax rate: 6%
					360720	A discount of 15%

Remark:

(1) The column of responsibilities: “▲” means client or Huitong Medical is the main responsible party for the corresponding item, “Δ” means client or Huitong Medical assists in the corresponding item and “/” means N/A.

(2) The whole registration is expected to take a cycle of 14 to 15 months (excluding the time for rectification of supplementary data).

(3)The above services are only aimed at the models approved on the registration certificates of comparative products.

(4) The annexes of research data shown in item 5 will be provided by the client or a third-party laboratory entrusted by Huitong Medical with compensation.

(5) The type inspection in item 10 is the service provided by a third-party testing center. The time is estimated and will be specifically subject to the actual situation.

(6) The time in items 13-17 is an officially-promised time for NMPA technical review and will be specifically subject to the actual situation.

(7) The production technologies, data for comparative products, raw material information/quality standard, safety verification report and technical documents for research and development of the products are provided by the client.

Annex 2.2:

S/N	Service Stage	Service Content	Responsibility		Charge (Yuan)	Hour
			Client	Huitong
1	Judgment of the same kind of medical devices	Analysis of the performance of declared products and the original intention of design	△	▲	5832	6
		Analyze the applicability of the proposed medical device as the same kind of medical devices	△	▲	11664	12
		Comparison of the specific conditions and differences between the declared products and the proposed medical devices as the same kind of medical devices	△	▲	11664	12
		Analysis of differences and their impact on product safety and effectiveness	▲	△	16524	17
		Draw up a comparison table of the same kind of medical devices according to laws and regulations	△	▲	114696	118
		Evaluate whether the differences and relevant factors arising from the differences affect the safety and effectiveness	▲	△	16524	17
		Analyze the verification or confirmation data of each difference	▲	△	16524	17
		List the data that shall be submitted for clinical evaluation and the specific requirement	△	▲	11664	12
		Summarize the evaluation process and conclusions of the same kind of medical devices.	△	▲	16524	17
2	The writing of clinical evaluation report	Description of clinical evaluation pathway	△	▲	38880	40
		Analysis and description of equivalence between declared products and the same kind of medical devices.
		Analysis and description of difference between declared products and the same kind of medical devices.
		Collection of clinical literature and clinical experience data of the same kind of medical devices Literature retrieval and screening scheme The process of literature exclusion and inclusion Literature retrieval and screening report	△	▲	68040	70
		Analysis and evaluation of clinical data of the same kind of medical devices Quality evaluation of data Establishment of data set Statistical analysis of data Data evaluation	△	▲	134136	138
		Conclusion	△	▲	15552	16
3	Project Management	Discussion of organizations, hierarchical review of documents delivered and problem coordination	△	▲	47822	-
Total (tax-exclusive)					526046	492
Total (tax-inclusive: tax rate: 6% )					557608
Total (a discount of 15%)					473967

Remark:

(1) The column of responsibilities: “▲” means client or Huitong is the main responsible party for the corresponding item and “Δ” means client or Huitong assists in the corresponding item.

(2) The service is expected to take a cycle of 30 workdays and work in item 1 and 2 will be carried out by different personnel during the same period.

(3) Technical documents of comparative products, clinical test data of comparative products and clinical literature of comparative products will be provided by the client. The recall due to adverse events of comparative products will be in the charge of the client.

(4) The above expenses are the fees for technical services collected by Huitong Medical. It does not include the fees for obtaining technical data of comparative products, publishing clinical literature for comparative products, purchasing samples of comparative products, performance verification of the comparative products by a third party and translation fees for data in foreign languages, etc.

Annex 2.3:

S/N	Item	Assignment of responsibility		Time	Fees	Remark
		Client	Huitong Medical	(Workday)	Unit (Yuan)
0	Content	&xutri;	▲		648
1	Application form for registration	&xutri;	▲		648
2	Copies of business license	▲	&xutri;		0
3	Basic list of safety and effectiveness of medical devices	&xutri;	▲		9072
4	Comprehensive data	&xutri;	▲		23328
5	Research data	▲	&xutri;		23328
	Verification data of product validity period	▲	&xutri;		1944
	Packaging integrity verification data	▲	&xutri;		1944
	Biological evaluation data	&xutri;	▲	90	19440
6	Manufacturing information	▲	&xutri;		2592
7	Clinical evaluation data	&xutri;	▲		0
8	Security risk analysis data	▲	&xutri;		10368
9	Product technical requirements	&xutri;	▲	20	14256
	Declaration of consistency	&xutri;	▲		648
10	Registration inspection	&xutri;	▲	100	48600
	Typical model testing instructions	&xutri;	▲		3240
11	Product instruction and label	▲	&xutri;		7776
12	Declaration of compliance with the basis for classifying medical devices	&xutri;	▲		648
	Declaration of compliance with Administrative Measures for Medical Device Registration and related regulations	&xutri;	▲		648
	Declaration of compliance with national and industrial standards in force	&xutri;	▲		648
	Declaration of self-guarantee for the authenticity of the data submitted	&xutri;	▲		648
13	Registration and declaration	&xutri;	▲	15	7776
14	Technical review	&xutri;	▲	90	85536
15	Review of supplementary information	&xutri;	▲	60	48600
16	Administrative examination and approval	&xutri;	▲	20	19440
17	Accreditation	&xutri;	▲	10	6480
18	Project management	&xutri;	▲	10%	33825
Total				315	372081	Tax-exclusive
					394405	Tax-inclusive: tax rate: 6%
					335244	A discount of 15%

Remark:

(1) The column of responsibilities: “▲” means client or Huitong Medical is the main responsible party for the corresponding item, “Δ” means client or Huitong Medical assists in the corresponding item and “/” means N/A.

(2) Biological testing and product registration test carried out at the same time, as the registration test cycle as the basis for calculation, the whole registration is expected to take a cycle of 14 to 15 months (excluding the time for rectification of supplementary data).

(3)The above services are only aimed at the models approved on the registration certificates of comparative products.

(4) The annexes of research data shown in item 5 will be provided by the client or a third-party laboratory entrusted by Huitong Medical with compensation.

(5) The clinical evaluation data of item 7 is shared with the microwave ablation needle declared separately by Nanjing Changcheng, and no additional agency service fee will be charged.

(6) The type inspection in item 10 is the service provided by a third-party testing center. The time is estimated and will be specifically subject to the actual situation.

(7) The time in items 13-17 is an officially-promised time for NMPA technical review and will be specifically subject to the actual situation.

(8) The production technologies, data for comparative products, raw material information/quality standard, safety verification report and technical documents for research and development of the products are provided by the client.